Exhibit 99.1

SportsMap Tech Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering

Houston, Texas, October 18, 2021 – SportsMap Tech Acquisition Corp. (NASDAQ: SMAPU) (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at a price to the public of $10.00 per unit. The units are expected to commence trading on October 19, 2021 on the Nasdaq Global Market under the symbol “SMAPU.”

Each unit consists of one share of common stock and three-quarters of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be traded on the Nasdaq Global Market under the symbols “SMAP” and “SMAPW,” respectively.

Roth Capital Partners and Craig-Hallum Capital Group are acting as the joint book-running managers for the offering. The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any. Maxim Group LLC is acting as the qualified independent underwriter for the offering. The offering is expected to close on or about October 21, 2021, subject to customary closing conditions.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on October 18, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Roth Capital Partners, LLC at 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147, or from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SportsMap Tech Acquisition Corp.

SportsMap Tech Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. The Company may pursue a business combination opportunity in any business or industry it chooses.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:
David Gow

713-479-5302

info@sportsmaptech.com